Exhibit 17

WRITTEN CONSENT AND VOTING AGREEMENT

THIS WRITTEN CONSENT AND VOTING AGREEMENT (this “Agreement”) is executed as of June 24, 2021 by and among U.S. Well Services, Inc., a Delaware corporation (the “Company”), and each of the undersigned stockholders of the Company, as identified on the signature pages hereto (each a “Series B Preferred Stockholder”). Capitalized terms used in this Agreement but not defined shall have the meaning given to such terms in the Series B Certificate of Designations (as defined below).

WHEREAS, the Series B Preferred Stockholders are holders of in excess of sixty-five percent (65%) of the outstanding shares of the Company’s Series B Redeemable Convertible Preferred Stock (“Series B Preferred Stock”) with the rights and preferences set forth in that certain Certificate of Designations of the Series B Preferred Stock dated March 31, 2020 (the “Series B Certificate of Designations”);

WHEREAS, the Company intends to (a) issue and sell in a private placement offering, in one or more closings (together, the “Offering”), certain 16.0% Convertible Senior Secured (Third Lien) PIK Notes that will be convertible into shares of Class A Common Stock (the “Convertible Notes”), and (b) in the Offering, offer certain of the holders of the Series A Preferred Stock the right to purchase Convertible Notes in exchange for shares of Series A Preferred Stock, in each case on terms and conditions to be set forth in a Note Purchase Agreement by and among the Company, the purchasers and the notes agent named therein and in a form reviewed by the Series B Preferred Stockholders (the “Note Purchase Agreement”), the Notes (as defined in the Note Purchase Agreement) and any additional documents related to or entered into in connection therewith;

WHEREAS, pursuant to Section 4(b) of the Series B Certificate of Designations, the Company may not (a) amend any provision of the Series B Certificate of Designations in a manner that adversely affects the rights, preferences, privileges or powers of the Series B Preferred Stock or (b) redeem, repurchase or acquire shares of its Parity Stock other than pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such Parity Stock, unless in each case such action is approved by the written consent of holders of at least sixty-five percent (65%) of the then outstanding shares of Series B Preferred Stock voting as a separate class;

WHEREAS, the Company and each of the Series B Preferred Stockholders desire to (a) amend the Series B Certificate of Designations pursuant to the terms of that certain First Amendment to the Certificate of Designations of the Series B Preferred Stock in substantially the form attached as Exhibit A (the “First Amendment”) and (b) approve the acquisition of shares of Series A Preferred Stock by the Company in exchange for the issuance and sale of Convertible Notes as provided in the Note Purchase Agreement; and

WHEREAS, in the event NASDAQ notifies the Company that stockholder approval is required in order to list on the NASDAQ (as defined in the Note Purchase Agreement) certain shares of the Class A Common Stock (a) issuable under the terms of the Equity Linked Notes (as defined in the Note Purchase Agreement) and/or (b) issuable upon conversion of the Series B Preferred Stock pursuant to the First Amendment (“PIK Shares”), the Company and each of the Series B Preferred Stockholders desire that each Series B Preferred Stockholder vote, and cause their Affiliates (as defined in the Note Purchase Agreement) to vote, all of their Class A Common Stock in favor of the approval of such issuance (each issuance pursuant to clause (a) and (b) that requires stockholder approval, an “Applicable Issuance”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1.       Written Consent.

a.       Each Series B Preferred Stockholder hereby (a) approves, adopts, ratifies and confirms the form, terms and provisions of the First Amendment in all respects and resolves that the Company is hereby authorized, empowered and directed to enter into, execute and effectuate the First Amendment, in each case with such immaterial changes, additions and deletions thereto as shall be approved by any officer of the Company, such officer’s execution and delivery thereof to be conclusive evidence of such approval, and to take or cause to be taken any and all such actions and to enter into, execute and deliver any and all such acknowledgments, agreements, certificates and other documents, and to effect any filings with any and all appropriate regulatory authorities as may be required or as any such officer deems necessary, advisable or appropriate to carry out the transactions contemplated by, and the purposes and intent of, the First Amendment and this Agreement, and (b) consents to and approves the acquisition of shares of Series A Preferred Stock by the Company in exchange for the issuance and sale of Convertible Notes to certain holders of Series A Preferred Stock under the terms and conditions to be set forth in the Note Purchase Agreement.

b.       Notwithstanding anything to the contrary in this Agreement, the Company shall cause the First Amendment to not become effective until the earlier of (i) NASDAQ notifying the Company that the issuance of PIK Shares does not constitute an Applicable Issuance and (ii) shareholder approval of the issuance of the PIK Shares is obtained. The Company and each Series B Preferred Stockholder hereby agree that automatically upon the NASDAQ notifying the Company that the issuance of PIK Shares constitutes an Applicable Issuance, (1) this Section 1(b) shall be deemed a Conversion Notice pursuant to Section 7(a) of the Series B Certificate of Designations for the conversion of fifty percent (50%) of the shares of Series B Preferred Stock that each Series B Preferred Stockholder owns and the Company shall convert such Series B Preferred Stock into shares of Class A Common Stock at the Conversion Ratio in accordance with the Series B Certificate of Designations, (2) all references to “April 1, 2022” in the First Amendment shall be changed to “December 1, 2022” and (3) the Company shall not exercise its redemption rights pursuant to Section 8(a) of the Series B Certificate of Designations until December 1, 2022.

2.       Voting Agreement.

a.       Each Series B Preferred Stockholder hereby irrevocably and unconditionally agrees to vote, or cause to be voted, all shares of Class A Common Stock owned by such Series B Preferred Stockholder or any of its Affiliates, or over which such Series B Preferred Stockholder or any of its Affiliates has voting control (the “Shares”), from time to time and at all times, in whatever manner as shall be necessary, at any annual or special meeting of the Company’s stockholders, and at every adjournment or postponement thereof, or pursuant to any written consent of the stockholders, in favor of a proposal to approve an Applicable Issuances.

b.       Each Series B Preferred Stockholder agrees that it will not, and will not permit any entity under its control to, deposit any of Shares owned by such Series B Preferred Stockholder or any of its Affiliates in a voting trust, grant any proxies with respect to the Shares owned by such Series B Preferred Stockholder or any of its Affiliates, or subject any of the Shares owned by such Series B Preferred Stockholder or any of its Affiliates to any arrangement with respect to the voting of Shares owned by such Series B Preferred Stockholder or any of its Affiliates other than agreements entered into with the Company.

c.       Each Series B Preferred Stockholder agrees that all shares of Class A Common Stock that such Series B Stockholder purchases, acquires the right to vote, or otherwise acquires Beneficial Ownership of after the execution of this Agreement shall be subject to the terms and conditions of this Agreement; provided, that nothing in this Agreement shall require the Series B Preferred Stockholders to convert any shares of Series A Preferred Stock, Series B Preferred Stock (subject to Section 1(b)) or the Convertible

Notes into shares of Class A Common Stock or exercise any warrants. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Class A Common Shares, the terms of this Agreement shall apply to the resulting securities.

d.       The Company agrees that it will hold a meeting of the Company’s stockholders as promptly as possible following a determination by NASDAQ that stockholder approval would be required for any Applicable Issuance, and that it will prepare and file with the Securities and Exchange Commission (“SEC”), a Proxy Statement of the Company relating to the meeting of the stockholders of the Company to be held for the purposes of obtaining the stockholder approval of each Applicable Issuance (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) therein, and any amendments or supplements thereto necessary to complete the review of the Proxy Statement by the SEC (the “Proxy Statement”). The Company shall disseminate the Proxy Statement to the stockholders of the Company following completion of the review of the Proxy Statement by the SEC.

3.       Transfer.

a.       From the date of this Agreement until the earliest of (i) stockholder approval of each Applicable Issuance being obtained, and (ii) November 1, 2021 (such earliest date, the “Termination Date”), each Series B Preferred Stockholder shall not, with respect to any Shares, Transfer any such Shares; provided, however, that for the purposes hereof the issued and outstanding shares of Class A Common Stock owned by Regiment Capital Special Situations Fund V., L.P. or its Affiliates as of the date hereof are excluded from the restrictions set forth in this Section 3.

b.       Notwithstanding Section 3(a), each Series B Preferred Stockholders may: (i) Transfer any Shares to any Person (as defined in the Note Purchase Agreement) that (1) is a party to an agreement with substantially similar terms as this Agreement or (2) as a condition to such Transfer, agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by this Agreement, and delivers a copy of such executed written agreement to each Series B Preferred Stockholder and the Company prior to the consummation of such transfer or (ii) Transfer any Shares with the prior written consent of each Series B Preferred Stockholder and the Company.

c.       Nothing in this Agreement shall restrict (i) direct or indirect Transfers of equity or other interests in any Series B Preferred Stockholder (it being understood that such Holder shall remain bound by this Agreement) or (ii) Transfers of any Shares by any Series B Preferred Stockholder to an Affiliate of such Holder; provided, that a Transfer described in clause (ii) of this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement.

d.       For purposes of this Section 3, “Transfer” means, directly or indirectly, to sell, transfer, assign or otherwise dispose of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or other disposition of (whether by merger or consolidation) including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

4.       Specific Performance. The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 4, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party.

5.       Assignability. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. No party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties.

6.       Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties. In the event the parties are not able to agree, such provision shall be construed by limiting and reducing it so that such provision is valid, legal, and fully enforceable while preserving to the greatest extent permissible the original intent of the parties; the remaining terms and conditions of this Agreement shall not be affected by such alteration.

7.       Entire Agreement. This Agreement, the Notes Purchase Agreement, the First Amendment and the Equity Linked Notes, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

8.       No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

9.       Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. A signed copy of this Agreement delivered by portable document format (PDF) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement; provided, however, that each party hereto shall deliver an original signed copy of this Agreement executed by such party to any other party hereto promptly upon the request of any such other party.

10.   Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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In Witness Whereof, the undersigned executes this Agreement as of the date first written above.

THE COMPANY:

U.S. WELL SERVICES, INC.

By:	/s/ Kyle O’Neill
Name:	Kyle O’Neill
Title:	Chief Financial Officer

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Series B Holders]

SERIES B PREFERRED STOCKHOLDERS:

CRESTVIEW III USWS, L.P.

By:	Crestview III USWS GenPar, LLC, its general partner

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

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Series B Holders]

CRESTVIEW III USWS TE, LLC

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

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Series B Holders]

REGIMENT CAPITAL SPECIAL SITUATIONS FUND V., L.P.

By:	/s/ Richard Miller
Name:	Richard Miller
Title:	Authorized Signatory

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Series B Holders]

DAVID J MATLIN

By:	/s/ David J Matlin
Name:	David J Matlin

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Series B Holders]

DAVID TREADWELL

By:	/s/ David Treadwell
Name:	David Treadwell

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Series B Holders]

KEN CAMPBELL

By:	/s/ Ken Campbell
Name:	Ken Campbell

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Series B Holders]

GREG ETHRIDGE

By:	/s/ Greg Ethridge
Name:	Greg Ethridge

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Series B Holders]

EXHIBIT A

U.S. WELL SERVICES, INC.

____________________

FIRST AMENDMENT TO THE
CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

____________________

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

(Par Value $0.0001 Per Share)

U.S. Well Services, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time in accordance with its terms and the General Corporation Law, the “Certificate of Incorporation”), which authorizes the Board of Directors, by resolution, to provide out of the unissued shares of the preferred stock (the “Preferred Stock”) for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights (if any), designations, powers, preferences and relative, participating, optional, special and other rights (if any) of each such series and any qualifications, limitations and restrictions thereof, and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors duly adopted on June 24, 2021 the following recitals and resolutions:

WHEREAS, the Board of Directors previously fixed the rights, preferences, restrictions and other matters relating to a Series B Redeemable Convertible Preferred Stock (hereinafter referred to as the “Series B Preferred Stock”), consisting of up to 22,500 shares of the Series B Preferred Stock which the Corporation has the authority to issue, as set forth in that certain Certificate of Designations of the Series B Preferred Stock dated March 31, 2020 (the “Certificate of Designations”); and

WHEREAS, the Board of Directors wishes to amend the Certificate of Designations in accordance with the General Corporation Law.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby amend the Certificate of Designations and the rights, preferences, restrictions and other matters relating to the Series B Preferred Stock as follows:

1.	Conversion. The Certificate of Designations is hereby amended by adding a new Section 7(c) as follows:

(c)               From June 24, 2021 until December 31, 2021, if (i) the closing price of the Class A Common Stock reported by the National Securities Exchange is greater than the Conversion Price for the twenty (20) trading days during any (30) consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Corporation provides the Issuer Conversion Notice as set forth below, and (ii) the Corporation has an effective registration statement on file with the Securities and Exchange Commission covering resales of the underlying Class A Common Stock to be received upon any such conversion, then the Corporation shall have the option from time to time, exercisable by delivery of an Issuer Conversion Notice to convert all and not less than all of the outstanding shares of Series B Preferred Stock into Class A Common Stock at the Conversion Ratio on a date specified in the Issuer Conversion Notice that is no later than the second Business Day following the delivery of such Issuer Conversion Notice; provided that, in connection with any conversion under this Section 7(c), each holder of Series B Preferred Stock shall receive upon such conversion an additional number of shares of Class A Common Stock equal to (A) the aggregate amount of Series B Dividends that such holder’s converted shares of Series B Preferred Stock would have accrued if such shares were converted as of April 1, 2022 divided by (B) the Conversion Price (“Section 7(c) Shares”). The Corporation shall deliver, no later than two Business Days following the conversion date, a number of shares of Class A Common Stock equal to the Conversion Ratio plus the Section 7(c) Shares.

2.	Redemption. The phrase “Following eighteen (18) months after the Issuance Date” in the first sentence of Section 8(a) of the Certificate of Designations is hereby amended and restated as follows: “Following April 1, 2022”.

3.	Effective Date.

This First Amendment to the Certificate of Designations shall become effective on [●] [●], 2021.

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IN WITNESS WHEREOF, U.S. Well Services, Inc. has caused this First Amendment to the Certificate of Designations to be duly executed this [●] day of [●], 2021.

U.S. WELL SERVICES, INC.

By:
Name:
Title: